                              AMSCAN HOLDINGS, INC.

Dear Employees:

         I believe that our reputation for integrity is among our most important assets. Our customers -- those who purchase our products -- rely upon the Company's good name. Each of us has a role in preserving that reputation, and for that reason, it is essential that each of us observe the highest standards of personal and professional conduct. Broadly stated, this means obeying the law and adhering to high ethical standards. Each of us must be conscious that the misdeeds of even one person could discredit the entire company and damage our business.

         In order to assure that we all understand what we should expect of each other, we have prepared a Code of Business Conduct, outlining the standards by which every employee should conduct himself or herself and identifying misconduct that will not be tolerated. You should understand that this Code will be enforced vigorously, and violations may lead to significant disciplinary action, including dismissal.

         You may have questions about the Code - what it means, or how you should handle a particular situation. To help you live up to the Code, we have designated an Ethics Committee you can turn to, on a confidential basis if you wish, for more information, for advice or to report potential violations of the Code. Each of you must familiarize yourself with the Code, use your common sense and best judgment and seek additional guidance when you need it. With your help, we can assure that the Company's long record of success will continue in the years to come.

         If you are an officer of the Company, the general manager of one of our facilities or are employed in our financial or accounting areas, you will be asked to acknowledge that you have received and read the Code and to agree that you will comply with its provisions.

                                                Sincerely,

                                                /s/ James M. Harrison
                                                ---------------------
                                                President and Chief Operating
                                                Officer

                              AMSCAN HOLDINGS, INC.

                            CODE OF BUSINESS CONDUCT

                          ADOPTED AS OF JANUARY 1, 2004

I.       INTRODUCTION

         This Code of Business Conduct ("Code") has been adopted by Amscan Holdings, Inc. (the "Company") to assure that the Company and its subsidiaries adhere to ethical standards and obey all applicable laws and that its employees, officers, directors and agents clearly understand what is required of them in that regard. To further the Company's fundamental principles of honesty and loyalty, our Code strives to deter wrongdoing and promote the following objectives:

     -   honest and ethical conduct and the avoidance of conflicts of interest;

     - full, fair, accurate, timely and transparent disclosure in reports and documents that the Company files with the Securities and Exchange Commission ("SEC") and other government agencies;

     - compliance with the applicable laws and governmental rules and regulations;

     - prompt internal reporting of Code violations or practices that are questionable under the Code; and

     -   accountability for compliance with the Code.

         The provisions of this Code apply to all directors, officers and employees of the Company and each of its U.S. and non-U.S. subsidiaries and business under the Company's control, including: Amscan Inc., Trisar, Inc., Am Source LLC, Anagram International, Inc., Anagram International Holdings, Inc., Anagram International, LLC, M&D Industries, Inc., SSY Realty Corp., JCS Realty Corp., Anagram Eden Prairie Property Holdings LLC, Amscan Distributors (Canada) Ltd., Amscan Holdings Limited, Amscan (Asia-Pacific) Pty. Ltd., Amscan Partyartikel GmbH, Amscan de Mexico, S.A. de C.V., Anagram International (Japan) Co., Ltd., Anagram Espana, S.A. and Anagram France S.C.S. The term "employees," as used in this Code, includes all of our full and part time employees and officers and, when they are acting on behalf of the Company, directors of the Company.

         This Code supercedes all other policies, procedures, instructions, practices, rules or written or verbal representations, but only to the extent that they are inconsistent with this Code. The policies stated herein are not all of the policies applicable to our employees nor are they a comprehensive or complete explanation of all laws which apply to us and our employees. We are committed to reviewing and updating our policies and procedures on a regular basis. Therefore, this Code may be modified or supplemented in the future. In addition, we may from time to time adopt more detailed policies and procedures with regard to certain areas covered by this Code and other matters not mentioned in it.

         As described below, the Company's Ethics Committee is responsible for the overall implementation and administration of the Code. The general manager of each of our facilities is responsible for seeing that all employees under his or her supervision are familiar with the Code and are applying it consistently in all of their business dealings on behalf of the Company. No employee has the authority to violate any of the Code's provisions or to direct or authorize others to do so.

II.      GENERAL STANDARDS OF CONDUCT

         This Code helps ensure our compliance with legal requirements and our standards of business conduct. All of our employees are expected to read and understand this Code, to uphold its standards in their day-to-day business activities, to comply with all applicable policies and procedures, and to ensure that all agents and contractors are aware of, understand and adhere to these standards in their dealings with or on behalf of the Company.

         The Company expects all employees to exercise good judgment to ensure the safety and welfare of employees and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees who engage in misconduct or whose performance is unsatisfactory may be subject to discipline or corrective action, up to and including termination, as described in Section XVIII below.

III.     COMPLIANCE WITH LAWS

         All Company employees must comply with all applicable laws, regulations, rules and regulatory orders applicable to the Company's business operations and the performance of their duties. You must acquire appropriate knowledge of the requirements relating to your duties sufficient to enable you to recognize potential dangers and to know when to seek advice from your supervisor. In certain cases, it will be appropriate for you to seek advice on specific Company policies and procedures from your immediate supervisor. In certain cases, it will be appropriate for you to seek advice from the general manager of the Company's facility at which you are employed or from a member of the Ethics Committee. Violations of laws, regulations, rules and orders may subject you to individual criminal or civil liability, as well as to discipline by the Company. Such violations may also subject the Company to civil or criminal liability or the loss of business.

IV.      CONFLICTS OF INTEREST

         A.       General Standards.

         Each of us has a responsibility to the Company, our stockholders and to each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from various individuals and organizations. For these reasons, we should always strive to avoid even the appearance of impropriety.

     Actual or potential conflicts of interest can arise out of a wide range of events and circumstances. We have identified the following as a non-exclusive list of situations that raise conflict of interest concerns:

     - Employees may not give or receive, directly or indirectly, gifts or contributions of more than nominal value, or any other form of compensation to or from suppliers, customers or others doing business or seeking to do business with the Company. Employees may not provide meals, entertainment, or other courtesies in connection with Company business in a manner which is not appropriate to the business relationship. The purpose of business entertainment and gifts in a commercial setting is to be create good will and sound working relationships, not to gain unfair advantage with suppliers and customers. Please discuss with your immediate supervisor any gifts or proposed gifts that you are not certain are appropriate.

     - Except as specifically provided in other Company policies (such as those relating to employee purchases of Company products) or as may be specifically approved in advance by a member of the Ethics Committee, no employee or member of his or her immediate family may benefit personally from any purchase by or sale to the Company or its subsidiaries of goods or services, or derive personal gain from transactions involving the Company or its subsidiaries.

     - Without the prior approval of the Ethics Committee, employees may not have any material direct or indirect interest in any enterprise doing business with or competing with the Company or its subsidiaries. Ownership or interests, valued at not more than $25,000, in publicly traded securities shall not constitute a violation of this prohibition.

     - The Company may not provide or guarantee loans to any Company directors or executive officers that would be prohibited by federal law.

     - Officers of the Company and its subsidiaries may not serve as officers, directors, employees, partners, or consultants of or receive salary, fees, dividends or other income (except dividends and interest from publicly traded securities or other similar investments) from any for-profit enterprise, other than the Company or its subsidiaries, unless that relationship has been fully disclosed to and approved by the Ethics Committee or, in the case of a member of the Ethics Committee, by the Board of Directors of the Company.

     - The Code does not prohibit Company employees other than officers from maintaining other employment. However, such other employment must not interfere with your work for the Company, and the Company must always be considered your primary employer unless you are a temporary employee. Further, the other activities must not constitute a conflict of interest with, breach a fiduciary duty to, or be otherwise harmful to, the Company.

     - Employees are prohibited from giving, offering or accepting anything that can be construed as a bribe, kickback or an illegal or unethical payment. Any employee who has received an offer of such illegal or unethical payment must report the offer promptly to his or her immediate supervisor, the general manager of the Company's facility at which he or she is employed or a member of the Ethics Committee.

         The above list describes only a number of potential situations where an actual or potential conflict of interest might occur or appear to occur. If you have any questions or concerns that a particular situation may involve a conflict between your personal interests, or those of a fellow employee, and the Company, you should contact your immediate supervisor, the general manager of the Company's facility at which you are employed or a member of the Ethics Committee.

         B.       Corporate Opportunities.

         Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of Company property, information or position unless the opportunity is disclosed fully in writing to the Ethics Committee and the Ethics Committee consents to such exploitation or, in the case of a member of the Ethics Committee or an executive officer, to the Company's Board of Directors and the Board of Directors declines to pursue such opportunity.

V.       PROTECTION AND PROPER USE OF COMPANY PROPERTY AND ASSETS

         A. General Standards. All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted. The obligation of employees to protect the Company's assets includes its proprietary information. See Section VI below.

         B. Computer and Information Systems. For business purposes, officers and some employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to manage proprietary information efficiently in a secure and reliable manner. You must obtain the permission from the Information Technology Services Department to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company's telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail. All e-mails on Company equipment are subject to monitoring by the Company.

VI.      PROTECTION OF CONFIDENTIAL AND PROPRIETARY INFORMATION

         A.       Confidential and Proprietary information

         It is the Company's policy to ensure that all operations, activities and business affairs of the Company and our business partners (i.e., customers and suppliers) are kept confidential to the greatest extent practicable. Confidential information includes all non-public information that might be of use to competitors or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others, except as may reasonably be required in connection with conducting the Company's business.

         Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to us as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company's business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, business methods or practices, marketing strategies, engineering designs, contract negotiations and contents of the Company Intranet.

         The following are examples of information that is not considered confidential:

         - information that is in the public domain to the extent such information is readily available;

         - information that becomes generally known to the public including information that is properly authorized for public release by the Company but not information that is publicly disclosed in breach of an obligation to hold it in confidence; or

         - information you receive from a party, which is under no legal obligation of confidentiality with the Company with respect to such information.

         We have exclusive property rights to all confidential and proprietary information regarding the Company. The unauthorized disclosure of this information could destroy its value to us and give others an unfair advantage over us. You are responsible for safeguarding this information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of data containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by a director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, belong to the Company and must be held by you in trust solely for the benefit of the Company, and must be delivered to the Company by you on the termination of your association with the Company or at any other time upon request.

         B.       Confidential Information Belonging to Others

         You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including partners, suppliers, contractors, competitors or customers, just as you must protect our confidential information. However, certain restrictions about the information of others may place an unfair burden on the Company's future business. For that reason, you should coordinate with our President and Chief Operating Officer or our Chief Financial Officer to ensure appropriate agreements are in place prior to receiving any confidential third-party information. These agreements must reflect a balance between the value of the information received and the logistical and financial costs involved in both maintaining confidentiality of the information and the potential that an obligation of confidentiality could limit the Company's business opportunities. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via Internet e-mail.

VII.     GOVERNMENT INVESTIGATIONS

     It is unlawful and a violation of Company policy and this Code to retaliate against any person for providing truthful information to any law enforcement office relating to the commission of any offense. It is the Company's policy to cooperate fully with government investigations. A condition of such cooperation, however, is that the Company be represented by its own legal counsel. If you believe that a government investigation or inquiry is imminent, this information should be communicated immediately to our President and Chief Operating Officer or our Chief Financial Officer.

Appropriate handling of government investigations is very important. Violations of any of the laws regulating the conduct of the Company's business, including worker and workplace safety, environmental, securities, government procurement, tax and financial laws, can result in both civil and criminal penalties. Criminal penalties may also apply to those individuals within the Company who actually took the actions which violated the law or failed to take actions which resulted in a violation of the law. Therefore, you should never do any of the following:

     - destroy any Company documents in anticipation of, or after receiving, a request for those documents from any government agency or a court;

     - alter any Company documents or records in an attempt to defraud or mislead;

     -   lie or make any misleading statements to any governmental investigator;
         or

     -   attempt to get anyone else to engage in these prohibited activities.

VIII.    INSIDER TRADING

         Employees who have access to material non-public information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

IX.      COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information of others, possessing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers and competitors and their employees. You should never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

         To maintain the Company's valuable reputation, compliance with our quality processes is essential. In the context of ethics, quality requires that our products be designed to meet our obligations. All operations must be conducted in accordance with all applicable regulations. Compliance with all laws and regulations of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

X.       ANTITRUST COMPLIANCE

         The Company requires compliance with the antitrust laws of every jurisdiction in which the Company does business. Every employee of the Company is responsible for compliance with the applicable antitrust laws. The Sherman Act and other antitrust laws prohibit the Company and its directors, officers, employees, agents and representatives from engaging in any activity (1) designed to reach an understanding with competitors concerning selling prices of our products, terms of sales, production or distribution methods or division of sales territories or customers, (2) designed to reach an understanding with customers regarding reciprocal buying and selling and (3) resulting in other prohibited activity such as illegal price discrimination or trade restraints. Similar legislation or regulatory restrictions also exist in each of the states and foreign countries in which the Company conducts its business. Employees who fail to comply with the antitrust laws can jeopardize the reputation and business interests of the Company, as well as their own careers. Antitrust violations can result in severe criminal and civil penalties, including fines for corporations and fines and jail terms for individuals.

XI.      WORKPLACE HEALTH, SAFETY AND DIGNITY

         A. Working Environment. The Company strives to provide each employee with a safe and healthful work environment. Each of us has a responsibility to help maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. You must treat all of your co-workers with respect and dignity, and you are entitled to the same from them. There are no exceptions to this rule. Violence and threatening behavior will not be permitted under any circumstances.

         B. Equal Opportunity. The Company makes its employment decisions without regard to any individual's race, color, religion, sex, national origin, age, marital status, physical or mental handicap or disability (assuming that such handicap or disability does not prevent the individual from performing the job in question), or any other factor that by law may not be considered.

     - Every supervisor and general manager of any of our facilities is responsible for assuring that this policy is followed.

     - If you feel that you have not been treated with the impartiality that this policy requires, you should contact the human resources manager at the facility where you are employed or, if the issue is not resolved to your satisfaction, the general manager of such facility or a member of the Ethics Committee.

         C. Harassment. The Company will not tolerate any form of harassment in the workplace. "Harassment" includes any verbal or physical conduct that would offend or make uncomfortable a reasonable person experiencing such conduct or that would interfere with a reasonable person's job performance. Any such conduct should be promptly reported to a supervisor. One form of harassment is sexual harassment. Sexual harassment will not be tolerated. Sexual harassment includes verbal or physical conduct that has the purpose or effect of interfering with your work performance, or creating an intimidating, hostile or offensive work environment. If you feel that you have been harassed, or if you observe such conduct by your co-workers, you should promptly contact your supervisor or the human resources manager at the facility where the conduct occurred or, if the issue is not resolved to your satisfaction, the general manager of such facility or a member of the Ethics Committee.

         D. Substance Abuse. A safe working environment cannot be maintained if any employee allows the abuse of alcohol or drugs to interfere with his or her performance. Consequently, you may not use or possess illegal drugs on Company premises. You may not arrive at work in an impaired condition due to the use of drugs (including prescribed medications) or alcohol. You may not use or possess alcohol on Company premises, except in connection with Company sponsored social events or business entertainment.

         E. Employee Handbook. Our Employee Handbook contains other employment guidelines. It is your responsibility to read and obey them.

XII.     EMPLOYEE PRIVACY

         The Company is firmly committed to respecting employee privacy. It is the Company's policy to acquire and retain only employee personal information that is required for effective operation of the Company or that is required by law in the jurisdictions in which we operate. Access to such information will be restricted internally to those employees with a recognized need to know such information. The Company will comply with all applicable laws regulating the disclosure of personal information about employees.

XIII.    ENVIRONMENTAL COMPLIANCE

         The Company endeavors to be an environmentally responsible corporate citizen and to operate its facilities in compliance with applicable environmental, health and safety regulations and in a manner that has the highest regard for the safety and well being of its employees and the general public. Necessary permits, approvals and controls are maintained at all Company facilities.

         You are responsible for complying with all applicable environmental laws and regulations and Company policies and for following diligently the proper procedures with respect to the handling and disposal of hazardous materials. The Company insists that its suppliers and contractors also follow appropriate environmental laws and guidelines. If you have questions or concerns relating to the Company's environmental compliance requirements or activities, you should contact your local [safety manager, environmental manager] or the general manager of your facility.

XIV.     POLITICAL ACTIVITIES; LOBBYING

         Political activities must be conducted on your own time and using your own resources. The law does not permit the Company to compensate or reimburse you for political contributions which you have made or intend to make. This is a highly regulated and complex area. If you have any question or concerns, please contact our President and Chief Operating Officer or our Chief Financial Officer.

         No funds or assets of the Company may be used for political contributions without prior approval of a member of the Ethics Committee. These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other Company goods or services to political parties or committees.

XV.      RECORDKEEPING, ACCOUNTING AND REPORTING MATTERS

         A.       Accurate Business Records.

         The integrity and completeness of record-keeping is not only the Company's policy, it is also mandated by law. The Company is required to keep books, records, and accounts that accurately and fairly reflect all transactions and to maintain an effective system of internal controls. The improper alteration, destruction, concealment or falsification of records or documents may result in criminal penalties.

         Proper recording of all transactions is essential to the Company's control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all entries in the Company's books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate and auditable record. All employees have a responsibility to assure that their work is complete and accurate. Employees must provide accurate and complete information to the Company's accounting personnel, officers, legal counsel, internal auditors, independent auditors, government investigators or agencies and any other person authorized to receive the information. In addition to these general guidelines, the following rules apply:

     - No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry. In making any estimates or judgments that may have an effect on the Company's financial statements (including by way of example estimates of allowances for doubtful accounts and allowances for slow moving or obsolete inventory), employees responsible for such estimates and judgments are charged with investigating the relevant facts and for exercising their best judgment in utmost good faith.

     - You should promptly identify and bring to the attention of your immediate supervisor, the general manager of the facility at which you are employed or a member of the Company's accounting staff any inaccuracies you believe are reflected in the Company's financial books and records (e.g., billing or other errors in customer accounts).

     - You may not establish for any purpose an unauthorized undisclosed fund or asset account involving Company funds or assets.

     - You may not allow transactions with a vendor, agent or customer to be structured or recorded in a way that is not consistent with the Company's accounting practices and its internal control over financial reporting and with applicable accounting standards.

     - You may not approve or make any payment on behalf of the Company or any subsidiary with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the documentation supporting the payment.

     - If you have information or knowledge of any unrecorded fund or asset, or any prohibited act involving financial reporting or disclosure, you must promptly report such matter to a member of the Company's accounting staff or the Company's Chief Financial Officer.

     - Reporting such information that comes to your attention is your affirmative duty, and you will not suffer adverse treatment for making good faith disclosures in accordance with these procedures.

         B. Record Retention. Business records and communications frequently and sometimes unexpectedly become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's records retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult with a member of the Ethics Committee.

         C.       Timekeeping; Expense Accounts

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Some employees regularly use business expense accounts, which must be documented and recorded accurately. For additional guidance on this subject, you should refer to our Travel and Expense Policy.

         D. Audits of Financial Statements. No director, officer or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent auditors, the preparation of any required reports whether by independent or internal accountants or any other work which involves or relates to the filing of a document with the U.S. Securities and Exchange Commission ("SEC").

XVI. SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

         It is the Company's policy that there be full, fair, accurate, complete, objective, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the SEC, any other government agency or self-regulatory organizations, and in other public communications made by the Company. This standard of integrity applies to reports and documents that are used for internal purposes as well. These financial reporting obligations apply primarily to the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of such reports and documents, including drafting, reviewing and signing or certifying the information contained in those reports and documents (each a "Financial Reporting Person"). The Company expects, however, that all employees will take this responsibility very seriously and provide prompt and accurate answers to inquiries related to the Company's financial reporting and public disclosure obligations.

         Because of this special role, each of the Company's Financial Reporting Persons shall, in the performance of his or her duties for the Company:

         - act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

         - provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

         - comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

         - act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be undermined;

         - respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise reasonably required in connection with carrying out his or her duties or responsibilities; and

         - promptly report to a member of the Ethics Committee or the Chairman of the Board any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Section XVI, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

         In addition, federal law requires that the Company devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (1) transactions are executed in accordance with management's general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles; and (3) transactions are recorded as necessary to maintain accountability for assets. It is our policy that documents not be falsified.

         Violations of this Section XVI, including failures to report suspected violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, up to and including termination of employment.

XVII.    ETHICS COMMITTEE; REPORTING PROCEDURES

         A.       Ethics Committee

                  The Company has designated the following senior Company personnel as the Ethics Committee, which will be responsible for the Code's administration throughout the Company.

Gerald C. Rittenberg       Chairman and Chief Executive Officer        (914) 784-4054
James H. Harrison          President and Chief Operating Officer       (914) 784-4014
Michael A. Correale        Chief Financial Officer                     (914) 784-4050
Laura Bucci                Human Resources Manager                     (914) 784-4078

         B.       Assistance in Interpreting the Code

         Even though the Code's rules may seem simple and clear, you may find yourself uncertain about the Code's meaning, or how it applies in a specific situation. In trying to determine whether any given action is appropriate, use the following test: Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

         If you have questions about the Code or how it might apply to particular circumstances, you should do one of the following:

         -    discuss your question or concern with your immediate supervisor;

         -    contact the general manager of the facility where you work; or

         -    contact one of the members of the Ethics Committee.

         C.       Reporting Suspected Violations

         Ethical business conduct is critical to our business. As a Company employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers and other employees. Part of your job and ethical responsibility is to help enforce this Code. If you suspect that a Company employee, officer or director has violated this Code or broken any law, you should follow the following procedures to report the violation.

         In most cases, you should report the violation to your immediate supervisor or to the general manager of the facility at which you work.

         If you believe reporting the violation to your immediate supervisor would not result in appropriate action, then you may report the suspected violation directly to the general manager of the facility at which you work. If you believe reporting the violation to the general manager would also not result in appropriate action, then you may report the suspected violation directly to a member of the Ethics Committee.

         If you wish, you may report suspected unlawful or unethical activity on an anonymous basis. To report suspected unlawful or unethical activity anonymously, do so in writing and send your report to the Ethics Committee, or to a specifically-identified member of the Ethics Committee, to the Company's headquarters, 80 Grasslands Road, Elmsford, New York 10523.

         If you choose to submit an anonymous report, we will not be able to contact you if we need clarification or additional information. It is important, therefore, that any report of a suspected Code violation that is submitted anonymously provide sufficient detail to permit the Company to conduct an effective investigation.

         All reports of suspected unlawful or unethical conduct will be promptly investigated by or under the direction of the Ethics Committee. All employees are expected to cooperate in any internal or external investigations of possible violations. Investigatory reports will be kept confidential to the extent practicable, consistent with the need to conduct an adequate investigation.

         Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation of such a violation, is strictly prohibited. Anyone who becomes aware of any such improper retaliatory conduct should immediately report such conduct to the Ethics Committee.

XVIII.   DISCIPLINARY ACTION

         The matters covered in this Code are of the utmost importance to the Company, its employees, stockholders and business partners. Compliance with this Code is essential to the Company's ability to conduct its business in accordance with its stated values. We expect all employees to adhere to these rules in carrying out their duties for the Company.

         The Company will take appropriate action against any employee, officer or director whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include suspensions and/or immediate termination of employment at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

XIX.     WAIVERS

         If an employee other than an executive officer or a member of the Company's accounting staff believes that a waiver of the Code is necessary or appropriate, including, a waiver of any potential or actual conflict of interest or of the Company's policies or procedures, a request for a waiver and the reasons for the request must be submitted in writing to the employee's immediate supervisor and/or the general manager of the facility at which the employee works. The supervisor or general manager will act on the waiver request.

         Any waiver of any provision of this Code requested by a member of the Company's accounting staff other than a member who is also an executive officer must be approved by one or more members of the Ethics Committee.

         Any waiver of any provision of this Code requested by an executive officer other than an executive officer who is also a director must be approved by at least two members of the Ethics Committee; provided that, if the executive officer requesting the waiver is a member of the Ethics Committee, any waiver must be approved by at least two other members of the Ethics Committee.

         Any waiver of any provision of this Code requested by a member of the Company's Board of Directors must be approved by the Company's Board of Directors.

         Any waivers of this Code will be promptly disclosed to the Company's shareholders and the public if and as required by applicable laws, rules and regulations.

XX.      PUBLICATION OF THE CODE; AMENDMENTS

         The current version of the Code will be posted and maintained on the Company's Intranet. Because the Code may be revised periodically, please check the Company's Intranet for the most recent version of the Code.

         The Company may, in its sole discretion, modify or amend the terms of this Code at any time. Such modifications or amendments shall immediately become effective with respect to Company personnel. The Company shall promptly post substantive amendments or modifications to the Code on the Company's Intranet site and shall make any public disclosures of such amendments or modifications that may be required by applicable law, rules or regulations.

XXI.     ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

         Each officer, general manager of one of our facilities and member of the Company's accounting staff will be required to certify that he or she has received and read the Code and will comply with the Code's requirements. The Company reserves the right to require officers, general managers and accounting staff to periodically re-certify their understanding of and adherence to the Code. Employees (other than those specified in the prior sentence) may be required periodically to certify, in writing or electronically, their understanding of and adherence to the Code's requirements.

                                 ACKNOWLEDGEMENT

         I have received and read the Company's Code of Business Conduct. I understand the standards and policies contained in the Company's Code of Business Conduct and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company's Code of Business Conduct.

         If I have questions concerning the meaning or application of the Company's Code of Business Conduct, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my immediate supervisor, general manager of the facility at which I work or any member of the Ethics Committee, knowing that my questions or reports to these sources will be maintained in confidence to the fullest extent practicable.

_______________________________                             ____________________
Employee Name                                               Date

_______________________________
Signature

Please sign and return this form promptly to the Human Resources Department.